UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2010

SkyPostal Networks, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52137	27-0005846
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7805 NW 15th Street Miami, FL		33126
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(305) 599-1812

Not Applicable

 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 18, 2010, SkyPostal Networks, Inc. (“SkyPostal”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) pursuant to which it agreed to sell a 3% Senior Secured Convertible Note (the “Note”) and a Warrant (the “Warrant”) to LBI Investments, LLC (the “Investor”) for a purchase price of $2,260,000. In connection with the Note Purchase Agreement, SkyPostal entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which SkyPostal agreed to register the shares issuable upon conversion of the Note and exercise of the Warrant for resale by the Investor under the Securities Act of 1933 as amended (the “Securities Act”), and also entered into a Security Agreement (the Security Agreement”) in which SkyPostal and its subsidiary, SkyShop Logistics, Inc., agreed to grant a security interest to the Investor in all of their respective assets. The Note Purchase Agreement, the Note, the Warrant, the Registration Rights Agreement and the Security Agreement are attached as exhibits to this Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

On May 19, 2010, SkyPostal issued and sold to the Investor a 3% Senior Secured Convertible Note in the principal amount of $2,260,000 and a Warrant. The Note bears interest at an annual rate of 3% (subject to adjustment as provided in the Note), payable monthly beginning on June 1, 2010, and matures on May 19, 2013. Principal of the Note and interest accrued thereon are convertible into shares of the common stock of SkyPostal at a conversion price of $.05 (subject to adjustment as provided in the Note). The Warrant, which expires three years from the date of issuance, is exercisable into 9,040,000 shares of SkyPostal common stock at an exercise price of $0.15 (subject to adjustment as provided in the Warrant). SkyPostal issued the Note and Warrant pursuant to the exemption from registration afforded by the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 5.02	Departure of Directors or Principal Officers, Election of Directors, Appointment of Principal Officer

On May 19, 2010, Florian Schuhbauer, Mathijs van Houweninge, Jose Misrahi and Christian Weber resigned as members of the Board of Directors.  Mr. Misrahi was Chairman of the Audit Committee of which Mr. Schuhbauer was a member. Mr. Schuhbauer was Chairman of the Compensation Committee of which Mr. Misrahi and Mr. van Houweninge were members. Mr. van Houwening and Mr. Schuhbauer were members of the Nominating and Corporate Governance Committee. New Committees will be appointed at the next Board of Directors meeting.

On May 19, 2010, the remaining members of the Board of Directors appointed John Nolan, Michael Margolies and Menachem Kranz as directors to fill the vacancies created by the foregoing resignations.

John Nolan

Former Deputy Postmaster General John Nolan has significant executive experience in both the government and private sectors.  He is currently a board member for Mail Express and Cross Commerce Media.  He serves as senior advisor to All Vision and Western Union.

John served as Deputy Postmaster General for just over five years ending in mid 2005, one of the most challenging yet successful periods for the U.S.P.S.  He began his postal career as a management intern and quickly rose through the ranks to become Regional General Manager for Delivery, Regional Director for Customer Services, and Postmaster/General Manager of the world’s largest post office, New York City.  From 1989 to 2000 he was recruited to run the operations of Tritech, a print/fulfillment/lettershop/proxy services company within Merrill Lynch.

In addition to his corporate work, John serves on the board of several nonprofit organizations including the Smithsonian National Postal Museum, the Envelope Manufacturers Foundation, Washington & Lee University’s Shepherd Poverty Program and St. Columba Episcopal Church.  He also offers pro bono consulting services to nonprofits in the Washington DC area for board improvement.  He is married and has two grown children and one grandchild.  John’s undergraduate degree is from Washington & Lee University and he also attended Harvard Business School’s Program for Management Development.

Michael Margolies

Mr. Margolies has over 25 years of investment banking experience. Mr. Margolies was a Managing Director of Ladenburg Thalmann & Co., Inc. where he led the firm’s PIPE practice.  Mr. Margolies founded and served as CEO of independent research provider, Avalon Research Group Inc., from 1995 through its sale in 2004. With over 100 hedge fund and mutual fund clients, Avalon was a top rated independent research firm and founding member of Investorside Research Association, a non-profit trade association of investment research providers not engaging in investment banking. Prior to founding Avalon, Mr. Margolies managed long/short discretionary accounts for M.A. Berman & Co., a boutique money management and brokerage firm with more than $500 million under management. In the eighties to early nineties, Mr. Margolies managed discretionary accounts as a Senior V.P. and Limited Partner at Oppenheimer and Company in New York. Mr. Margolies is currently Chief Executive Officer at Littlebanc, a boutique investment banking firm.

Menachem Kranz

Mr. Kranz has worked for over a decade in the securities and finance industry, most recently as vice president in the PIPEs practice at Ladenburg Thalmann & Co. Prior to joining Ladenburg, Mr. Kranz leveraged his extensive contacts and relationships within the hedge and mutual fund communities in a variety of contexts, including as a hybrid trader with RBC Capital Markets and a senior vice president of institutional research sales at Avalon Research Group Inc. where he was instrumental in the rapid growth and development of the firm. Mr. Kranz’s educational background, Rabbinical College of America, laid the foundation for sound analytical minded process and affability.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Note Purchase Agreement, dated as of May 17, 2010
Exhibit 10.2	Note, dated May 19, 2010
Exhibit 10.3	Warrant, dated May 19, 2010
Exhibit 10.4	Registration Rights Agreement, dated as of May 17, 2010
Exhibit 10.5	Security Agreement, dated as of May 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyPostal Networks, Inc.

May 20, 2010	By:	/s/ Albert P. Hernandez
Name: Albert P. Hernandez
Title: Chief Executive Officer